JetBlue Airways Corporation

NOTICE OF REPURCHASE RIGHT
6.75% Convertible Debentures due 2039 (Series A)
CUSIP No. 477143 AF8
NOTICE IS HEREBY GIVEN pursuant to Section 5.07(b) of the Fourth Supplemental Indenture to the Base Indenture (as defined herein), dated as of June 9, 2009 (the “Indenture”), among JetBlue Airways Corporation (the “Company”) and Wilmington Trust Company, as trustee (the “Trustee”), that at the option of each holder (“Holder”) of the Company’s 6.75% Convertible Debentures due 2039 (Series A) (the “Securities”), the Company will purchase such Holder’s Securities for 100% of the principal amount of the Securities plus accrued and unpaid interest to, but excluding, the Repurchase Date (as defined below) (the “Purchase Price”), subject to the terms and conditions of the Indenture, the Securities and this Notice of Repurchase Right and related notice materials, as amended and supplemented from time to time (the “Option”). Holders may surrender their Securities at any time until 5:00 p.m., Eastern Time, on Tuesday, October 14, 2014 (the “Expiration Date”), which is the business day preceding October 15, 2014 (the “Repurchase Date”). Unless the Company defaults in making payment of the Purchase Price, interest on the Securities purchased will cease to accrue on and after the Repurchase Date. Securities as to which a Purchase Notice (as defined below) has been given may be converted only if the Purchase Notice is withdrawn in accordance with the terms of the Indenture. All capitalized terms used but not specifically defined in this Notice of Repurchase Right shall have the meanings given to such terms in the Indenture and the Securities.
To exercise your option to have the Company purchase your Securities and to receive payment of the Purchase Price, you must validly surrender the Securities and, if applicable, a duly executed purchase notice in the form attached hereto as Annex A (a “Purchase Notice”) before 5 p.m., Eastern Time, on the Expiration Date. Pursuant to Section 5.06 of the Indenture, Securities surrendered for purchase may be withdrawn at any time before 5:00 p.m., Eastern Time, on October 14, 2014 (the “Withdrawal Date”), the Business Day immediately prior to the Repurchase Date, by delivering a valid written notice of withdrawal in the form attached hereto as Annex B (a “Withdrawal Notice”), if applicable, or otherwise in accordance with Sections 5.06 and 5.08 of the Indenture. The right of Holders to surrender their Securities for purchase pursuant to the Option expires at 5 p.m, Eastern Time, on the Expiration Date.
The Trustee has informed the Company that, as of the date of this Notice of Repurchase Right, all custodians and beneficial holders of the Securities hold the Securities through The Depository Trust Company (“DTC”) accounts and that there are no certificated Securities in non-global form. Accordingly, all Securities surrendered for purchase hereunder must be delivered through the transmittal procedures of DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and conditions of ATOP.

The name and address of the Paying Agent and Conversion Agent is:

Wilmington Trust Company
Corporate Capital Markets
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890-1626
Attn: Robert V Rago, Jr.

Telephone: (302)636-6470
Facsimile: (302) 636-4139
Additional copies of this Notice of Repurchase Right may be obtained from the Paying Agent at its address set forth above. Please refer to the CUSIP number of the Securities when making inquiries.
The date of this Notice of Repurchase Right is September 16, 2014.

No person has been authorized to give any information or to make any representation other than those contained in this Notice of Repurchase Right and, if given or made, such information or representation must not be relied upon as having been authorized. You should not assume that the information contained in this Notice of Repurchase Right is accurate as of any date other than the date of this Notice of Repurchase Right. This Notice of Repurchase Right does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Notice of Repurchase Right shall not under any circumstances create any implication that the information contained in this Notice of Repurchase Right is current as of any time subsequent to the date of such information. None of the Company, its board of directors or employees is making any representation or recommendation to any Holder as to whether or not to surrender such Holder’s Securities. You should consult your own financial and tax advisors regarding the surrender of your Securities pursuant to the Option in light of your specific tax and investment situation and must make your own decision as to whether to surrender your Securities for purchase and, if so, the amount of Securities to surrender.

SUMMARY TERM SHEET
The following are answers to some of the questions that you may have about the Option. To understand the Option fully and for a more detailed description of the terms of the Option, we urge you to read carefully the remainder of this Notice of Repurchase Right because the information in this summary is not complete and the remainder of this Notice of Repurchase Right contains additional important information. We have included section references to direct you to a more detailed description of the topics in this summary.
Who is offering to purchase my Securities?
JetBlue Airways Corporation (the “Company, “we,” “us” or “our”), is contractually obligated, at your option, to purchase your validly surrendered 6.75% Convertible Debentures due 2039 (Series A) of the Company (the “Securities”). (See Section 2.1.)
Why is the Company offering to purchase my Securities?
The right of each holder of the Securities (each, a “Holder”), at such Holder’s option, to sell and the obligation of the Company to purchase such Holder’s Securities, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple thereof, is a term of the Securities which were issued under the Fourth Supplemental Indenture, dated as of June 9, 2009 (the “Indenture”) between the Company and Wilmington Trust Company, as trustee (“Trustee”), and has been a right of the Holders from the time the Securities were issued. The Company is contractually obligated to purchase the Securities of any Holder who validly exercises such Holder’s option and who surrenders Securities pursuant to the terms of the Indenture, the Securities and this Notice of Repurchase Right and the related notice materials, as amended and supplemented from time to time (the “Option”). (See Section 2.1.)
What Securities is the Company obligated to purchase?
The Company is obligated to purchase all Securities validly surrendered and not withdrawn at the option of the Holder thereof. As of September 16, 2014, there was $75,752,000 in aggregate principal amount of the Securities outstanding. (See Section 2.1.)

How much will the Company pay, and what is the form of payment?
Pursuant to the terms of the Indenture and the Securities, with respect to any and all Securities validly surrendered for purchase and not validly withdrawn, the Company will pay a purchase price (the “Purchase Price”) in cash equal to 100% of the principal amount plus accrued and unpaid interest to, but excluding October 15, 2014 (the “Repurchase Date”). The Purchase Price is based solely on the requirements of the Indenture and the Securities and does not necessarily bear any relationship to the market price of the Securities or our Common Stock, par value $0.01, into which the Securities are convertible. (See Section 2.2.)

How can I determine the market value of the Securities?
There is no established reporting system or market for trading the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely, depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of our Common Stock, our operating results and the market for similar securities. Holders are urged to obtain current market information for the Securities, to the extent available, and for our Common Stock before making any decision with respect to the Option. Our Common Stock is listed on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “JBLU.” On September 15, 2014, the closing price of our Common Stock on NASDAQ was $11.26 per share. (See Section 2.5.)
Is the board of directors of the Company making any recommendations about the Option?
Our board of directors has not made any recommendation as to whether you should surrender your Securities for purchase in the Option. You must make your own decision whether to exercise the Option and, if so, the amount of Securities for which to exercise the Option. (See Section 2.2.)
When does the Option expire?
The Option expires at 5 p.m., Eastern Time, on the October 14, 2014 (the “Expiration Date”), which is the business day immediately preceding the Repurchase Date. We will not extend the period that Holders have to exercise the Option unless required to do so by applicable law (including, but not limited to, the federal securities laws). (See Section 2.1.)
What are the conditions to the Company’s purchase of the Securities?
Provided that the Company’s purchase of Securities is not unlawful, the purchase by us of validly surrendered and not validly withdrawn Securities will not be subject to any conditions other than satisfaction of the procedural requirements described in this Notice of Repurchase Right. (See Section 2.1.)
How do I surrender my Securities?
To exercise your right to require the Company to repurchase the Securities, a Holder must comply with the following procedures:

•
Delivery to the Paying Agent by the Holder of a written notice of purchase in the form attached as Exhibit A hereto (a “Repurchase Notice”) by no later than 5:00 p.m., New York City time, on Tuesday, October 14, 2014 stating:

◦	the certificate number of the Security which the Holder will deliver to be purchased if Non-Global Securities have been issued;

◦
the portion of the aggregate principal amount of the Security which the Holder will deliver to be repurchased, which portion must be in aggregate principal amounts of $1,000 or an integral multiple thereof; and

◦	that such Security shall be purchased by the Company as of the Repurchase Date pursuant to the terms and conditions specified in the Securities and in the Indenture.

•
Delivery or book-entry transfer of such Security to the Paying Agent prior to, on or after the Repurchase Date (together with all necessary endorsements) at the offices of the Paying Agent, such delivery being a condition to receipt by the Holder of the Repurchase Price therefor; provided, however, that such Repurchase Price shall be so paid only if the Security so delivered to the Paying Agent shall conform in all respects to the description thereof in the related Repurchase Notice, as determined by the Company.

You bear the risk of untimely surrender of your Securities. You must allow sufficient time for completion of the necessary DTC procedures before 5 p.m., Eastern Time, on the Expiration Date. By surrendering your Securities through the transmittal procedures of DTC, you agree to be bound by the terms of the Option set forth in this Notice of Repurchase Right. (See Section 3.)
If I surrender my Securities, when will I receive payment for my Securities?
We will accept for payment all Securities validly surrendered for purchase and not validly withdrawn promptly following the Repurchase Date. We will, before 10:00 a.m., Eastern Time, on October 15, 2014, irrevocably deposit with the Paying Agent cash sufficient to pay the aggregate Purchase Price for the validly surrendered, but not validly withdrawn, Securities (or portions thereof), and the Paying Agent will promptly distribute the cash to DTC, the sole record Holder. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (See Section 5.)
Your delivery of the Securities by book-entry transfer electronically through DTC’s ATOP system is a condition to your receipt of the Purchase Price for such Securities.
Until what time can I withdraw previously surrendered Securities?
You can withdraw Securities previously surrendered for purchase at any time until 5:00 p.m., Eastern Time, on October 14, 2014 (the “Withdrawal Date”). (See Section 4.)
How do I withdraw previously surrendered Securities?
To withdraw previously surrendered Securities, you (or your broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC with sufficient time to allow DTC to withdraw your Securities before 5:00 p.m., Eastern Time, on October 14, 2014. A Repurchase Notice may be withdrawn by means of a written notice of withdrawal delivered to the Corporate Trust Office of the Trustee in The City of New York (or other Paying Agent appointed by the Company) in accordance with the Repurchase Notice at any time prior to the close of business on the Business Day immediately preceding the Repurchase Date, specifying:

a)
the certificate number, if any, of the Security in respect of which such notice of withdrawal is being submitted, or the appropriate Depositary information if the Debenture in respect of which such notice of withdrawal is being submitted is represented by a Global Debenture,

b)	the principal amount of the Security with respect to which such notice of withdrawal is being submitted, and

c)	the principal amount, if any, of such Security which remains subject to the original Repurchase Notice and which has been or will be delivered for purchase by the Company.

Do I need to do anything if I do not wish to surrender my Securities for purchase?
No. If you do not surrender your Securities before the expiration of the Option, your Securities will not be purchased on the Repurchase Date and will remain outstanding subject to the existing terms of the Securities and the Indenture.
If I choose to surrender my Securities for purchase, do I have to surrender all of my Securities?
No. You may surrender all of your Securities, a portion of your Securities (if the principal amount of that portion is $1,000 or an integral multiple of $1,000) or none of your Securities.
If I do not surrender my Securities for purchase, will I continue to be able to exercise my conversion rights?
Yes. If you do not surrender your Securities for purchase, your conversion rights will not be affected. You will continue to have the right to convert each $1,000 principal amount of your Securities into cash and shares of our Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Securities. The current Conversion Rate of the Securities is 204.6036 shares of our Common Stock per $1,000 principal amount of the Securities. (See Section 2.4.)
What are the tax consequences of surrendering my Securities?
The receipt of cash in exchange for Securities pursuant to the Option will be a taxable transaction for U.S. federal income tax purposes. You should consult with your tax advisor regarding the actual tax consequences to you in light of your specific tax and investment situation. (See Section 12.)
Who is the Paying Agent?
Wilmington Trust Company is serving as the Paying Agent in connection with the Option. Its address, telephone and fax numbers are set forth on the front cover of this Notice of Repurchase Right.
Whom can I contact if I have questions about the Option?
Questions and requests for assistance in connection with the Option may be directed to the Paying Agent at the address, telephone number and/or fax number set forth on the front cover of this Notice of Repurchase Right.

IMPORTANT INFORMATION CONCERNING THE PUT OPTION
1. Information Concerning the Company. The Company is obligated to purchase validly surrendered Securities at specified times and upon the occurrence of designated events in accordance with the terms and conditions specified in the Indenture and the Securities. The Securities are convertible into cash and shares of our Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Securities.
The Company is an airline company. Our Common Stock is publicly traded on NASDAQ under the symbol “JBLU.” The Company’s principal executive offices are at 27-01 Queens Plaza North, Long Island City, New York 11101 (telephone number: (718) 286-7900). The Company’s website address is www.jetblue.com. We have not incorporated by reference into this Notice of Repurchase Right the information included in or linked from our website, and you should not consider it to be a part of this Notice of Repurchase Right.

2. Information Concerning the Securities. On June 9, 2009, we issued $115,000,000 in aggregate principal amount of the Securities under the Indenture. As of September 16, 2014, there was $75,752,000 in aggregate principal amount of the Securities outstanding. The Securities mature on October 15, 2039.
2.1 The Company’s Obligation to Purchase the Securities. Pursuant to the terms of the Securities and the Indenture, we are obligated to purchase all of the Securities validly surrendered for purchase (and not thereafter withdrawn) on or before 5 p.m., Eastern Time, on the Expiration Date. Each Holder may require us to purchase all of such Holder’s Securities or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple thereof.
If any Securities remain outstanding following the expiration of the Option, and if the Securities are not otherwise redeemed or converted after such date, the Company will become obligated to purchase the remaining Securities, at the option of the respective Holders, in whole or in part, on October 15, 2019, October 15, 2024, October 15, 2029 and October 15, 2034, at a purchase price in cash equal to 100% of the principal amount plus accrued and unpaid interest, to, but excluding, the purchase date thereof.

2.2 Purchase Price. Pursuant to the terms of the Indenture and the Securities, with respect to any and all Securities validly surrendered for purchase and not withdrawn, the Company will pay a purchase price in cash equal to 100% of the principal amount plus accrued and unpaid interest on such Securities to, but excluding, the Repurchase Date. Since the Repurchase Date is after the October 1, 2014 Record Date, the Company will pay accrued and unpaid interest to the Holders of the purchased Securities and not to the Holders of such Securities on the Record Date. Securities surrendered for purchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.
The Purchase Price is based solely on the requirements of the Indenture and the Securities and does not necessarily bear any relationship to the market price of the Securities or our Common Stock, into which the Securities are convertible. Thus, the Purchase Price may be significantly higher or lower than the market price of the Securities on the Repurchase Date. Holders of Securities are urged to obtain the best available information as to potential current market prices of the Securities, to the extent available, and our Common Stock before making a decision whether to surrender their Securities for purchase.
None of the Company or its board of directors or employees is making any recommendation to Holders as to whether to exercise or refrain from exercising the Option and surrendering Securities for purchase pursuant to this Notice of Repurchase Right. Each Holder must make its own decision whether to surrender its Securities for purchase and, if so, the principal amount of Securities to surrender based on the Holder’s assessment of the current market value of the Securities, our Common Stock and other relevant factors.
However, we do recommend that you consult with your tax and financial advisors with respect to the tax consequences of surrendering Securities for purchase pursuant to this Notice of Repurchase Right, including the applicability and effect of any U.S. federal, state and local law and any non-U.S. tax consequences in light of your own particular circumstances.
2.3 Source of Funds. In the event any Securities are surrendered and accepted for payment, we intend to use available cash on hand to pay the aggregate Purchase Price for the Securities.
2.4 Conversion Rights of the Securities. Holders that do not surrender their Securities for purchase pursuant to this Option will maintain their conversion rights with respect to their Securities, subject to the terms, conditions and adjustments specified in the Indenture and the Securities. Pursuant to Article IV of the Indenture, the Securities are convertible into shares of our Common Stock, at the option of the Holders, only during the periods and under the specific circumstances specified in the Indenture. The current Conversion Rate of the Securities is 204.6036 shares of our Common Stock per $1,000 principal amount of the Securities (which is equal to a Conversion Price of approximately $4.89 per share). Holders that surrender their Securities pursuant to the Option may retain their conversion rights with respect to such Securities, subject to the terms and conditions of the Indenture and the Securities, only if such surrendered Securities have been validly withdrawn prior to the Withdrawal Date, as described in Section 4 below.
2.5 Market for the Securities and Our Common Stock. There is no established reporting system or market for trading the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely, depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of our Common Stock, our operating results and the market for similar securities. As of September 16, 2014, there was $75,752,000 in aggregate principal amount of the Securities outstanding.
Our Common Stock, into which the Securities are convertible, subject to the terms, conditions and procedures of the Indenture, is listed on NASDAQ under the symbol “JBLU.” The following table shows the high and low sales prices per share of our Common Stock as reported by NASDAQ for the fiscal periods indicated:

	High	Low
2014
Third Quarter (through September 15, 2014)	$12.83	$10.43
Second Quarter	$11.12	$7.61
First Quarter	$9.45	$8.29
2013
Fourth Quarter	$9.20	6.57
Third Quarter	$6.93	$6.04
Second Quarter	$7.28	$5.95
First Quarter	$7.01	$5.70
2012
Fourth Quarter	$5.99	$4.77
Third Quarter	$5.94	$4.76
Second Quarter	$5.44	$4.06
First Quarter	$6.32	$4.73
2011
Fourth Quarter	$5.65	$3.40
Third Quarter	$6.26	$3.95
Second Quarter	$6.38	$5.40
First Quarter	$7.13	$5.44

On September 15, 2014, the closing price of our Common Stock, as reported by NASDAQ, was $11.26 per share. As of August 31, 2014, there were 292,170,467 shares of our Common Stock outstanding.
We urge you to obtain current market information for the Securities, to the extent available, and our Common Stock before making any decision whether to exercise or refrain from exercising the Option.
2.6 Optional Redemption. Beginning on and after October 15, 2014, the Securities are redeemable for cash at our option at any time, in whole or in part, at a redemption price equal to 100% of the principal amount of the Securities to be redeemed plus any accrued and unpaid interest to, but excluding, the date fixed for redemption, as provided for in the Indenture and the Securities. Nevertheless, effective on the date of this Notice of Repurchase Right, we and our affiliates, including our executive officers and directors, are prohibited under applicable U.S. federal securities laws from purchasing or redeeming the Securities (or the right to purchase or redeem the Securities) other than through the Option until at least the tenth business day after the Repurchase Date.
2.7 Holder’s Right to Require Purchase upon a Fundamental Change. Each Holder may require us to purchase all of such Holder’s Securities, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple thereof, if there is a Designated Event at a purchase price in cash equal to 100% of the principal amount thereof plus any accrued and unpaid interest to, but excluding, the Designated Event Repurchase Date.
2.8 Ranking. The Securities are our senior unsecured obligations and rank equal in right of payment with all of our other existing and future unsubordinated unsecured indebtedness and senior in right of payment to existing and future subordinated indebtedness. The Securities are effectively junior to our existing and future secured indebtedness including any borrowings under our credit facilities, to the extent of the value of the assets securing such indebtedness.
2.9 Dividends. The Holders of the Securities are not entitled to dividends. Upon conversion of the Securities into Common Stock, the holders of such shares of Common Stock would be entitled to dividends, if any, made to the holders of Common Stock.
3. Procedures to be Followed by Holders Electing to Surrender Securities for Purchase. Holders will not be entitled to receive the Purchase Price for their Securities unless they validly surrender (and do not thereafter validly withdraw) the Securities on or before 5 p.m., Eastern Time, on the Expiration Date. Only registered Holders are authorized to surrender their Securities for purchase. Holders may surrender some or all of their Securities in principal amounts of $1,000 or an integral multiple thereof.
If Holders do not validly surrender their Securities on or before 5 p.m., Eastern Time, on the Expiration Date, or if they validly withdraw surrendered Securities before 5:00 p.m., Eastern Time, on the Withdrawal Date, their Securities will not be purchased pursuant to the Option and will remain outstanding subject to the existing terms of the Securities and the Indenture.

You will not be required to pay any commission to us, DTC or the Paying Agent in connection with your Option. However, there may be commissions you need to pay your broker, dealer or other nominee in connection with the surrender of the Securities.
3.1 Method of Delivery. The Trustee has informed the Company that, as of the date of this Notice of Repurchase Right, all custodians and beneficial holders of the Securities hold the Securities through DTC accounts and there are no certificated Securities in non-global form. Accordingly, unless physical certificates are issued following the date hereof, all Securities surrendered for purchase hereunder must be delivered through ATOP, subject to the terms and conditions of that system.
This Notice of Repurchase Right constitutes the Company Repurchase Notice described in the Indenture, and delivery of the Securities via ATOP will satisfy the Holders’ requirement for delivery of a Purchase Notice as defined and described in the Indenture. Delivery of any Securities, including delivery and acceptance through ATOP, is at the election and risk of the Holder surrendering the Securities.
In the event that after the date hereof physical certificates evidencing the Securities are issued to a Holder other than DTC or its nominee following the date hereof, then any such Holder of the Securities must complete and sign a Purchase Notice in the form attached hereto as Annex A in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Purchase Notice, together with the certificates evidencing the Securities being tendered and all necessary endorsements, to the Paying Agent before 5 p.m., Eastern Time, on the Expiration Date.
3.2 Agreement to be Bound by the Terms of the Option. By surrendering Securities through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

●	the Securities shall be purchased as of the Repurchase Date pursuant to the terms and conditions set forth in this Notice of Repurchase Right;

●	the Holder agrees to all of the terms of this Notice of Repurchase Right;

●	the Holder has received this Notice of Repurchase Right and acknowledges that this Notice of Repurchase Right provides the notices required pursuant to the Indenture;

●	upon the terms and subject to the conditions set forth in this Notice of Repurchase Right, the Indenture and the Securities, and effective upon the acceptance for payment thereof, the Holder:

(i)	irrevocably sells, assigns and transfers to the Company all right, title and interest in and to all Securities surrendered,

(ii)	waives any and all rights with respect to the Securities (including, without limitation, any existing or past defaults and their consequences),
(iii)
releases and discharges the Company and its directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Securities that the Holder surrenders for purchase, including, without limitation, any claims that the Holder is entitled to receive additional principal or interest payments with respect to the Securities or to participate in any conversion, redemption or defeasance of the Securities that the Holder surrenders for purchase, and

(iv)
irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of the Holder with respect to any such surrendered Securities, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Securities, or transfer ownership of the Securities on the account books maintained by DTC, together with all necessary evidences of transfer and authenticity, to the Company, (b) present the Securities for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of the Securities (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Purchase Price of any surrendered Securities that are purchased by the Company), all in accordance with the terms set forth in this Notice of Repurchase Right;

●
the Holder represents and warrants that the Holder (i) owns the Securities surrendered and is entitled to surrender the Securities and (ii) has full power and authority to surrender, sell, assign and transfer the Securities surrendered and that, when the Securities are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances of any kind and not subject to any adverse claim or right;

●
the Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Securities surrendered;

●
the Holder understands that all Securities properly surrendered for purchase (and not thereafter withdrawn) before 5 p.m., Eastern Time, on the Expiration Date will be purchased at the Purchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Securities and this Notice of Repurchase Right and the related notice materials, as amended and supplemented from time to time;

●
payment for Securities purchased pursuant to this Notice of Repurchase Right will be made by deposit of the Purchase Price for the Securities with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting the payments to the Holders;

●
surrenders of Securities may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Notice of Repurchase Right at any time before 5:00 p.m., Eastern Time, on the Withdrawal Date;

●
all authority conferred or agreed to be conferred pursuant to the terms of the Option hereby shall survive the death or incapacity of the Holder and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

●
the delivery and surrender of the Securities is not effective, and the risk of loss of the Securities does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

●
all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Securities pursuant to the procedures described in this Notice of Repurchase Right and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties.

3.3 Delivery of Securities.
Securities Held through a Custodian. A Holder whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact the nominee if the Holder desires to surrender its Securities and instruct the nominee to surrender the Holder’s Securities for purchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below in “Securities in Global Form” on or before 5 p.m., Eastern Time, on the Expiration Date. The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of the Securities held by them as a nominee or in a fiduciary capacity.

Securities in Global Form. A Holder who is a DTC participant who wishes to tender such Holder’s Securities pursuant to the Option must surrender to the Company the Holder’s beneficial interest in the Securities by:

●	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system the Holder’s beneficial interest in the Securities before 5 p.m., Eastern Time, on the Expiration Date; and

●
electronically transmitting the Holder’s acceptance through DTC’s ATOP system, subject to the terms and procedures of that system, before 5 p.m., Eastern Time, on the Expiration Date. Upon receipt of the Holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an agent’s message to the Paying Agent for its acceptance. The term “agent’s message” means a message transmitted by DTC to, and received by, the Paying Agent, that states that DTC has received an express acknowledgment from the participant in DTC described in that agent’s message, stating the principal amount of Securities that have been surrendered by the participant under the Option, and that the participant has received and agrees to be bound by the terms of the Option, including those set forth in Section 3.2 of this Notice of Repurchase Right.

Securities Held in Certificated Non-Global Form. In the event that after the date hereof physical certificates evidencing the Securities are issued to a Holder other than DTC or its nominee, then any such Holder of the Securities must complete and sign a Purchase Notice in the form attached hereto as Annex A in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Purchase Notice, together with the certificates evidencing the Securities being tendered and all necessary endorsements, to the Paying Agent before 5 p.m., Eastern Time, on the Expiration Date.
All signatures on a Purchase Notice must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program or another reputable medallion program (each, an “Eligible Institution”); provided, however, that signatures on the Purchase Notice need not be guaranteed if such Securities are tendered for the account of an Eligible Institution. If a Purchase Notice or any Security is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to us of the authority of such person so to act must be submitted.
You bear the risk of untimely surrender of your Securities. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures before 5 p.m., Eastern Time, on the Expiration Date.
Unless we default in making payment of the Purchase Price, interest on Securities validly surrendered for purchase will cease to accrue on and after the Repurchase Date, whether or not the Securities are delivered to the Paying Agent, and immediately after the Repurchase Date all rights (other than the right to receive the Purchase Price upon delivery of the Securities) of the Holder of the Securities will terminate.
4. Right of Withdrawal. Securities surrendered for purchase may be withdrawn at any time if withdrawn in sufficient time to allow DTC to withdraw those Securities before 5:00 p.m., Eastern Time, on the Withdrawal Date. In order to withdraw Securities, Holders (or the Holders’ broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC. This means a Holder must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system from the tendering DTC participant in sufficient time to allow DTC to withdraw those Securities before 5:00 p.m., Eastern Time, on the Withdrawal Date. The Withdrawal Notice must:

●
specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account the Securities were tendered and such participant’s account number at DTC to be credited with the withdrawn Securities;

●	contain a description of the Securities to be withdrawn (including the principal amount to be withdrawn and the principal amount, if any, which is to remain subject to the exercised Option); and

●
be submitted through the DTC ATOP system by the participant under the same name as the participant’s name is listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Securities.

In the event that after the date hereof physical certificates evidencing the Securities are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered Securities evidenced by physical certificates must, instead of complying with the DTC withdrawal procedures above, complete and sign a Withdrawal Notice in the form attached hereto as Annex B and deliver such manually signed Withdrawal Notice to the Paying Agent before 5:00 p.m., Eastern Time, on October 14, 2014.
We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.
You bear the risk of untimely withdrawal of your Securities. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures before 5:00 p.m., Eastern Time, on the Withdrawal Date.
5. Payment for Surrendered Securities. We will, before 10:00 a.m., Eastern Time, on the business day following the Repurchase Date, irrevocably deposit with the Paying Agent cash sufficient to pay the aggregate Purchase Price for the validly surrendered, but not validly withdrawn, Securities (or portions thereof), and the Paying Agent will promptly distribute the cash to DTC, the sole record Holder. DTC will thereafter distribute the cash to its participants in accordance with its procedures. In the event that after the date hereof physical certificates evidencing the Securities are issued to a Holder other than DTC or its nominee, the Paying Agent will promptly cause the cash to be distributed to such Holder.
The total amount of funds required by us to purchase all of the Securities, assuming all of the Securities are validly surrendered for purchase and are accepted for payment, is approximately $78,308,630, which amount includes accrued and unpaid interest to, but excluding, the Repurchase Date.
6. Securities Acquired. Any Securities purchased by us pursuant to the Option will be canceled by the Trustee pursuant to the terms of the Indenture.
7. Plans and Proposals of the Company. Except as described in these materials or in our filings with the Securities and Exchange Commission (the “SEC”), or as previously publicly announced, we currently have no plans that would be material to a Holder’s decision to surrender Securities for purchase in the Option, that relate to or that would result in:

●	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

●	any purchase, sale or transfer of a material amount of our assets or those of any of our subsidiaries;

●	any material change in our dividend rate or policy, indebtedness or capitalization;

●
any change in our board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors, to fill any existing vacancies on our board of directors or to change any material term of the employment contract of any of our executive officers;

●	any other material change in our corporate structure or business;

●
any class of our equity securities to be delisted from a national securities exchange or cease to be authorized to be quoted on an automated quotation system operated by a national securities association;

●	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934 (the “Exchange Act”);

●	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

●	the acquisition by any person of additional securities of ours, or the disposition of our securities; or

●	any changes in our charter, bylaws or other governing instruments, or other actions that could impede the acquisition of control of us.
8. Interests of Directors, Executive Officers and Affiliates of the Company in the Securities. Neither we nor, to our knowledge after making reasonable inquiry, any of our executive officers or directors, or any “associate” or subsidiary of any such person, has any beneficial interest in the Securities, or has engaged in any transaction in the Securities during the 60 days preceding the date of this Notice of Repurchase Right. A list of our executive officers and directors is attached hereto as Annex C. The term “associate” is used as defined in Rule 12b-2 under the Exchange Act.
9. Legal Matters; Regulatory Approvals. We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by the Option, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition of the Securities as described in this Notice of Repurchase Right. Should any approval or other action be required, we intend to seek the approval or take the action. Nevertheless, we cannot assure you that we would be able to obtain any required approval or take any other required action.
10. Purchases of Securities by the Company and Its Affiliates. The Company made no purchases of the Securities during the 60 days preceding the date of this Notice of Repurchase Right.
Effective on the date of this Notice of Repurchase Right, we and our affiliates, including our executive officers and directors, are prohibited under applicable U.S. federal securities laws from purchasing any Securities (or the right to purchase any Securities) other than through the Option until at least the tenth business day after the Repurchase Date. Following that time, if any Securities remain outstanding, we may exercise our right to redeem those Securities, in whole or in part, and we and our affiliates may purchase Securities in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Purchase Price, or which may be paid in cash or other consideration. Any decision to purchase Securities after the Repurchase Date, if any, will depend upon many factors, including the market price of the Securities, the amount of Securities delivered for purchase pursuant to the Option, the market price of our Common Stock, our business and financial position, and general economic and market conditions. Any such purchase may be on the same terms or on terms more or less favorable to the Holders than the terms of the Option as described in this Notice of Repurchase Right.

11. Agreements Involving the Securities. We have entered into the following agreements relating to the Securities:

•	the indenture entered into between the Company and the Trustee on March 16, 2005 (the “Base Indenture”);

•	the Indenture; and

•	the underwriting agreement dated June 3, 2009 between the Company and Morgan Stanley & Co. Incorporated, as representative of the several underwriters.
All agreements involving all other securities issued by us are described in detail in the documents incorporated by reference into this Notice of Repurchase Right, and no provisions of such agreements are material to the Option or the Securities.
12. Material United States Federal Income Tax Consequences. The following is a summary of the anticipated material United States federal income tax consequences to Holders exercising the Option and is for general information purposes only. Except when otherwise noted, this summary deals only with the securities held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). The discussion does not cover all aspects of U.S. federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on the disposition of the Securities by particular Holders of the Securities, and does not address the Medicare surtax on net investment income or state, local, non-U.S. or other tax laws. In particular, this discussion does not address the tax considerations that may be relevant to certain types of Holders of the Securities subject to special treatment under the U.S. federal income tax laws such as banks or other financial institutions, insurance companies, regulated investment companies, trusts, estates, S corporations, partnerships or other pass-through entities or other entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes, partners or other owners of partnerships or other pass-through entities, real estate investment trusts, persons liable for the alternative minimum tax, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, a U.S. Holder (as defined below) that has a functional currency other than the United States dollar, persons who will hold the Securities as part of a straddle or hedging, constructive sale, integrated or conversion transaction for U.S. federal income tax purposes, a person who actually or constructively owns more than 10% of the voting stock of the Company, traders in securities who have elected the mark-to-market method of accounting for their securities, foreign corporations that are “controlled-foreign corporations” or “passive foreign investment companies” or individuals who are U.S. expatriates. Furthermore, this discussion is based on the Code, Treasury regulations and administrative and judicial decisions as of the date hereof, any of which is subject to change, possibly retroactively. The Company has not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made or the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.
As used herein, the term “U.S. Holder” means a beneficial owner of the Securities that is, for U.S. federal income tax purposes, an individual citizen or resident of the United States, a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, an estate the income of which is subject to U.S. federal income tax regardless of its source, or a trust (i) the administration of which is subject to the primary supervision of a court within the U.S. and as to which one or more U.S. persons (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (ii) that has a valid election in place to be treated as a U.S. person. The term “Non-U.S. Holder” means any beneficial owner of the Securities that is an individual, corporation (or other entity treated as a corporation for U.S. tax purposes), trust or estate that is not a U.S. Holder.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding the Securities, and partners in a partnership holding the Securities, should consult their tax advisors.
A Holder of the Securities should consult such Holder’s own tax advisors concerning the U.S. federal income tax and other tax and tax treaty consequences of exercising the Option as well as any consequences arising under the laws of any other taxing jurisdiction.
The receipt of cash by a holder in exchange for the Securities pursuant to the exercise of the Option will be treated for U.S. federal income tax purposes as a sale or other disposition of the Securities. Except as set forth in the succeeding paragraph, U.S. federal income tax consequences of holding and disposing of the Securities for both U.S. Holders and Non-U.S. Holders are described under “United States Federal Income Tax Considerations” of the final prospectus supplement of the Company dated June 3, 2009 relating to the offering of the Securities (the “Offering Memorandum”). For purposes of determining the U.S. federal income tax consequences of holding and disposing of the Securities, we believe that we have not been during the past five years, are not and do not anticipate becoming, a U.S. real property holding corporation; however, no assurance can be given in this regard.

An exception to the capital gain treatment described in the Offering Memorandum may apply to a U.S. Holder who purchased or acquired the Notes with “market discount.”  Subject to a statutory de minimis exception, the Securities have market discount if they were purchased at an amount less than their stated redemption price at maturity.  In general, unless the U.S. Holder has elected to include market discount in income currently as its accrues, any gain recognized by a U.S. Holder on the exchange of Securities having market discount (in excess of a de minimis amount) for cash pursuant to the exercise of the Option will be treated as ordinary income to the extent of the lesser of (i) the gain recognized or (ii) the portion of the market discount that has accrued (on a straight-line basis or, at the election of the U.S. Holder, on a constant-yield basis) but has not yet been taken into income while such Securities were held by the U.S. Holder.  Gain in excess of such accrued market discount will be subject to the capital gains rules described in the Offering Memorandum under the heading “United States Federal Income Tax Consideretions-Sale, Exchange, Redemption or Other Taxable Disposition of Debentures”.
THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TO BE CONSTRUED AS TAX ADVICE. ALL HOLDERS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PUT OPTION IN LIGHT OF YOUR SPECIFIC TAX AND INVESTMENT SITUATION AND THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS APPLICABLE TO YOU.
13. Additional Information. We are subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at Station Place, 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

We have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Option. The Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.
The documents listed below (as such documents may be amended from time to time) contain important information about us and our financial condition, and we incorporate by reference such documents herein:

•	our Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 19, 2014;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed on May 2, 2014, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed on August 1, 2014;

•	our Current Reports on Form 8-K filed on March 13, 2014, April 28, 2014, May 10, 2014, May 22, 2014, June 11, 2014 and June 19, 2014;

•	our Definitive Proxy Statement filed on April 8, 2014 (solely to the extent specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2013); and

•
the description of our Common Stock contained in our Registration Statement on Form S-3 (Registration No. 333-184730), filed with the SEC on November 2, 2012, together with all amendments and reports updating such description.

We also recommend that you review all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15 (d) of the Exchange Act subsequent to the date of this Notice of Repurchase Right and before 5 p.m., Eastern Time, on the Expiration Date. Notwithstanding the foregoing, information furnished but not filed in any current report on Form 8-K, including the related exhibits, is not deemed incorporated by reference herein.
Each person to whom a copy of this Notice of Repurchase Right is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless the exhibits are specifically incorporated by reference into the documents, at no cost, by writing to JetBlue Airways Corporation, 27-01 Queens Plaza North, Long Island City, New York, attention Treasury Department.
As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Notice of Repurchase Right, you should rely on the statements made in the most recent document.
In making your decision whether to exercise the Option, you should read the information about us contained in this Notice of Repurchase Right together with the information contained in the documents to which we have referred you.

The Schedule TO to which this Notice of Repurchase Right relates does not permit forward “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Notice of Repurchase Right, we will amend the Schedule TO accordingly.
14. No Solicitations. We have not employed or retained any persons to make solicitations or recommendations in connection with the Option.
15. Conflicts. Notwithstanding the foregoing, in the event of any conflict between this Notice of Repurchase Right on the one hand and the terms of the Indenture or any applicable laws on the other hand, the terms of the Indenture or applicable laws, as the case may be, will control.
None of the Company or its board of directors or employees is making any recommendation to any Holder whether to surrender or to refrain from surrendering Securities for purchase pursuant to this Notice of Repurchase Right. Each Holder must make its own decision whether to surrender such Holder’s Securities and, if so, the principal amount of Securities to surrender based on its own assessment of current market value and other relevant factors.

JETBLUE AIRWAYS CORPORATION

ANNEX A

FORM OF PURCHASE NOTICE

TO:	JETBLUE AIRWAYS CORPORATION

WILMINGTON TRUST COMPANY
The undersigned registered Holder of the Securities designated below hereby irrevocably acknowledges receipt of a notice from JetBlue Airways Corporation (the “Issuer”) regarding the right of Holders to elect to require the Issuer to purchase their Securities and requests and instructs the Issuer to purchase in cash the entire principal amount of such Securities, or the portion thereof (which is $1,000 or an integral multiple thereof) designated below, in accordance with the terms of the indenture, dated as of March 16, 2005 (the “Base Indenture”) between the Issuer and Wilmington Trust Company, as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture, dated as of June 9, 2009 (the “Fourth Supplemental Indenture” and together with the Base Indenture, the “Indenture”), among the Issuer and the Trustee, at the price of 100% of the principal amount plus accrued and unpaid interest to, but excluding, the Repurchase Date, to the registered Holder hereof. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture. The Securities shall be purchased by the Issuer as of October 15, 2014, the Repurchase Date, pursuant to the terms and conditions specified in the Indenture and the Notice of Repurchase Right.
NOTICE: The signature below of the Holder of the Securities designated below must correspond with the name as written upon the face of such Securities in every particular without alteration or enlargement or any change whatsoever.
Name of Holder:
Certificate Number (if applicable):
Principal amount to be purchased (if less than all, must be $1,000 or whole multiples thereof):
Social Security or Other Taxpayer Identification Number:

Dated:

Signature(s)

Signature(s) must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Securities Registrar, which requirements include membership or participation in the Securities Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Securities Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Participant in Signature Guarantee Program

Signature Guarantee

ANNEX B
FORM OF WITHDRAWAL NOTICE

TO:	JETBLUE AIRWAYS CORPORATION

WILMINGTON TRUST COMPANY
The undersigned registered owner of the Securities designated below hereby withdraws its election to require JetBlue Airways Corporation (the “Issuer”), to purchase such Securities, or the portion thereof (which is $1,000 or an integral multiple thereof) designated below, in accordance with the terms of the indenture, dated as of March 16, 2005 (the “Base Indenture”) between the Issuer and Wilmington Trust Company, as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture, dated as of June 9, 2009 (the “Fourth Supplemental Indenture” and together with the Base Indenture, the “Indenture”). Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.
NOTICE: The signature below of the Holder must correspond with the name as written upon the face of the Securities in every particular without alteration or enlargement or any change whatsoever.
Name of Holder:
Certificate Number (if applicable):
Principal amount to be withdrawn (if less than all, must be $1,000 or whole multiples thereof):
Principal amount still subject to the Purchase Notice (much be $1,000 or whole multiples thereof):
Social Security or Other Taxpayer Identification Number:

Dated:

Signature(s)

ANNEX C
INFORMATION ABOUT THE EXECUTIVE OFFICERS
AND DIRECTORS OF THE COMPANY
The table below sets forth information about our executive officers and directors as of September 16, 2014. To the best of our knowledge after making reasonable inquiry, none of our executive officers or directors has beneficial ownership in the Securities.

Name	Position
David J. Barger	Chief Executive Officer and Director
Robin Hayes	President
Mark D. Powers	Executive Vice President and Chief Financial Officer
James Hnat	Executive Vice President, General Counsel and Secretary
Jens Bischof	Director
Peter Boneparth	Director
David Checketts	Director
Virginia Gamble	Director
Stephan Gemkow	Director
Ellen Jewett	Director
Stanley McChrystal	Director
Joel Peterson	Director
Ann Rhoades	Director
Frank Sica	Director
Thomas Winkelmann	Director